Exhibit 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated August 14, 2002, except for note 14 as to which the date is October 14, 2002, and to all references to our Firm included in or made a part of this registration statement.

/s/ Rosenberg, Rich, Baker and Berman & Co.
Rosenberg, Rich, Baker and Berman & Co.

Bridgewater, New Jersey
December 19, 2002